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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
TALX Corporation:

We consent to incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, and No.
333-83367 on Forms S-8 of TALX Corporation of our report dated April 20, 2001, except for note 16, which is as of June 21, 2001, and for note 17, which is as of June 22, 2001 relating to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 annual report on Form 10-K of TALX Corporation.


                                                            /s/ KPMG LLP

St. Louis, Missouri
June 28, 2001